EXHIBIT NO. 99.(g) 3

MFS Investment Management

500 Boylston Street, Boston, MA 02116-3741

August 12, 2009

Ellen E. Crane

Executive Director

JPMorgan Chase Bank N.A.

One Beacon Street, 19th Floor

Boston, MA 02108

Re:	Termination of Nigeria Addendum and Amendment to Custody Agreement Schedule X

Dear Ms. Crane:

Reference is made to the Custodian Agreement dated November 13, 2006 by and between each of the Investment Companies listed on Appendix A thereto and JPMorgan Chase Bank, N.A. (the “Custody Agreement”) and the Nigeria Addendum dated November 13, 2006 between the MFS Funds and JP Morgan Chase Bank, N.A. (the “Nigeria Addendum”).

Pursuant to Section 9.07 of the Custody Agreement, this letter serves to: (1) terminate the Nigeria Addendum and (2) to amend and replace Schedule X of the Custody Agreement as attached hereto, each effective as of the date of this letter.

Please indicate your agreement with the foregoing by signing both copies of this letter and returning one fully executed copy to Timothy M. Fagan c/o MFS Investment Management, 500 Boylston Street, Boston, Massachusetts 02116.

Sincerely,

The MFS Funds

Signed for and on behalf of each of the Investment Companies listed on Appendix A to the Custodian Agreement, dated November 13, 2006, by and between JP Morgan Chase Bank, N.A. and the MFS Funds

JOHN M. CORCORAN
John M. Corcoran, Authorized Signer

Agreed: JPMORGAN CHASE BANK, N.A.

ELLEN E. CRANE
Ellen E. Crane, Authorized Signer

SCHEDULE X TO THE

CUSTODIAN AGREEMENT

BETWEEN

EACH OF THE INVESTMENT COMPANIES

LISTED ON APPENDIX A THERETO

AND

JPMORGAN CHASE BANK, N.A.

Dated as of: August 12, 2009

1)	Russia

2)	Ukraine